Exhibit 99.1

Loxo Oncology Announces Publication of Larotrectinib Clinical Data in The New England Journal of Medicine

— Marked and Durable Responses Across TRK Fusion Cancers —

— 75 Percent Overall Response Rate by Central Assessment; 80 Percent Overall Response Rate by Investigator Assessment —

— 86 Percent of Responding Patients Remain on Larotrectinib or Underwent Surgery with Curative Intent —

— Median Duration of Response and Progression-Free Survival Not Reached —

STAMFORD, Conn., February 21, 2018 — Loxo Oncology, Inc. (Nasdaq: LOXO), a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers, and Bayer AG, Germany, today announced a publication in the February 22nd issue of the New England Journal of Medicine (NEJM) for larotrectinib in the treatment of pediatric and adult patients whose tumors harbor tropomyosin receptor kinase (TRK) gene fusions.

The NEJM publication provides additional clinical details and patient follow-up from the 2017 American Society of Clinical Oncology (ASCO) Annual Meeting presentation. It includes the first 55 consecutively enrolled adult and pediatric patients with TRK fusion cancers treated across Loxo Oncology’s Phase 1 adult trial, Phase 2 trial (NAVIGATE), and Phase 1/2 pediatric trial (SCOUT) and uses a July 17, 2017 data cutoff.

“Ongoing treatment with larotrectinib continues to demonstrate striking and durable efficacy coupled with minimal side effects, across a diverse patient population,” said David Hyman, M.D., the NAVIGATE global principal investigator, chief of the Early Drug Development service at Memorial Sloan Kettering Cancer Center and senior author of the NEJM paper. “The efficacy of larotrectinib warrants screening for TRK fusions alongside other actionable targets in patients of all ages with advanced solid tumors.”

In December, Loxo Oncology initiated submission of a rolling New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for larotrectinib, utilizing the same patient population and data cutoff as outlined in the NEJM paper. The rolling NDA submission is expected to be complete in early 2018 and a Marketing Authorisation Application (MAA) submission by Bayer in the European Union is expected in 2018. The larotrectinib program has continued to enroll and treat newly identified patients with TRK fusion cancers, beyond the 55 patients described in the publication. The anti-tumor activity and safety of larotrectinib in these additional patients are consistent with the data reported in the publication, and will be included for supportive analyses in the NDA and MAA submissions. Loxo Oncology expects to present these additional data in the second half of 2018.

“It is exciting to see the NEJM share the larotrectinib experience in TRK fusion cancers with the broader clinical and research communities,” said Josh Bilenker, M.D., chief executive officer of Loxo Oncology. “The class-leading data reported for larotrectinib are a testament to the importance of building selective medicines against all of the actionable targets comprehensive profiling can identify.  We hope to build on the success of larotrectinib as our pipeline matures in 2018 and beyond.”

Overview of Data Published in NEJM

The published data were based on the intent to treat (ITT) principle, using the first 55 TRK fusion patients with RECIST-evaluable disease enrolled to the three clinical trials, regardless of prior therapy or tumor tissue diagnostic method. The analysis included both adult and pediatric patients, ranging in age from four months to 76 years, who carried 17 unique TRK fusion-positive tumor diagnoses. Tumor types included salivary gland, infantile fibrosarcoma, thyroid, colon, lung, melanoma, gastrointestinal stromal tumor (GIST), and other cancers.

The primary endpoint for the analysis was overall response rate (ORR). Secondary endpoints included duration of response, progression-free survival, and safety. As shown below, as previously reported, the ORR was 75% by central assessment and 80% by investigator assessment.

	Central Assessment (%) (n=55)	Investigator Assessment (%) (n=55)
Overall response rate (95% CI) (ORR=PR+CR)	75% (61–85%)	80% (67–90%)
Partial response	62%	64%*
Complete response	13%	16%
Stable disease	13%	9%
Progressive disease	9%	11%
Could not be evaluated	4%	0

* Data include one patient who had a partial response that was pending confirmation at the time of the July 17, 2017 data cut-off. The response was subsequently confirmed, and the patient’s treatment and response were ongoing as of the data cut-off date.

Median duration of response (DOR) and median progression-free survival (PFS) had not been reached after median follow-up durations of 8.3 months and 9.9, respectively. At 1 year, 71% of responses were ongoing. As of the July 17, 2017 data cutoff, 86% of responding patients remained on treatment or had undergone surgery with curative intent. The first patient treated with a TRK fusion tumor remained in response and on therapy at 27 months.

Larotrectinib was well tolerated with the majority of all adverse events being grade 1 or 2. Few grade 3 or 4 adverse events, regardless of attribution, were observed with the most common being anemia (11%), alanine or aspartate aminotransferase increase (7%), weight increase (7%), and neutrophil count decrease (7%) (all grade 3 events). There were no treatment-related grade 4 or 5 events, and no treatment-related grade 3 adverse events occurred in more than 5% of patients. Eight patients required larotrectinib dose reductions. Adverse events leading to dose reductions included AST/ALT elevation, dizziness, and neutrophil count decrease, all grade 2 or 3 events. In all cases, patients whose doses were reduced maintained their best response at the lower dose and none discontinued larotrectinib due to an adverse event.

Primary resistance was observed in six patients in the study. Of the six, one patient had been previously treated with another TRK inhibitor and tumor sequencing prior to larotrectinib dosing revealed a solvent front mutation, a known resistance mechanism. Tumor tissue was analyzed for three of the five remaining patients. In all three patients, TRK immunohistochemistry failed to demonstrate TRK expression, potentially implicating a false positive initial TRK fusion test result and therefore explaining the lack of response in these patients.

The publication also details mechanisms of acquired resistance to larotrectinib. Ten patients experienced disease progression while on treatment after a documented objective response or stable disease for at least six months, a phenomenon known as acquired resistance. Nine of the ten patients had assessments of post-progression tumor or plasma samples, and NTRK kinase domain mutations were identified in all of those samples tested. In seven of those assessed, investigators identified solvent front mutations as a convergent mechanism of acquired resistance; other NTRK kinase domain mutations were identified in the remaining two patients tested. Of the 10 patients who developed acquired resistance, 80% continued treatment with larotrectinib beyond progression due to ongoing clinical benefit.

Loxo Oncology and Bayer are developing LOXO-195, a next-generation TRK inhibitor, to specifically address acquired resistance mutations, including all mutations characterized in the study. LOXO-195 is currently being evaluated in a phase 1/2 trial in children and adults.

About Larotrectinib (LOXO-101)

Larotrectinib is a potent, oral and selective investigational new drug in clinical development for the treatment of patients with cancers that harbor abnormalities involving the tropomyosin receptor kinases (TRKs). Growing research suggests that the NTRK genes, which encode for TRKs, can become abnormally fused to other genes, resulting in growth signals that can lead to cancer in many sites of the body. In an analysis of 55 RECIST-evaluable TRK fusion adult and pediatric patients, larotrectinib demonstrated a 75 percent independently-reviewed confirmed overall response rate (ORR) and an 80 percent investigator-assessed confirmed ORR, across many different types of solid tumors. Larotrectinib has been granted Breakthrough Therapy Designation Rare Pediatric Disease Designation and Orphan Drug Designation by the U.S. FDA. For additional information about the larotrectinib clinical trials, please refer to www.clinicaltrials.gov. Interested patients and physicians can contact the Loxo Oncology Physician and Patient Clinical Trial Hotline at 1-855-NTRK-123 or visit www.loxooncologytrials.com.

In November 2017, Loxo Oncology and Bayer entered into an exclusive global collaboration for the development and commercialization of larotrectinib and LOXO-195, a next-generation TRK inhibitor. Loxo Oncology leads worldwide development and U.S. regulatory activities. Bayer leads ex-U.S. regulatory activities and worldwide commercial activities. In the U.S., Loxo Oncology and Bayer will co-promote the products.

About TRK Fusion Cancer

TRK fusions are chromosomal abnormalities that occur when one of the NTRK genes (NTRK1, NTRK2, NTRK3) becomes abnormally connected to another, unrelated gene (e.g. ETV6, LMNA, TPM3). This abnormality results in uncontrolled TRK signaling that can lead to cancer. TRK fusions occur rarely but broadly in various adult and pediatric solid tumors, including appendiceal cancer, breast cancer, cholangiocarcinoma, colorectal cancer, GIST, infantile fibrosarcoma, lung cancer, mammary analogue secretory carcinoma of the salivary gland, melanoma, pancreatic cancer, thyroid cancer, and various sarcomas. TRK fusions can be identified through various diagnostic tests, including targeted next-generation sequencing (NGS), immunohistochemistry (IHC), polymerase chain reaction (PCR), and fluorescent in situ hybridization (FISH). For more information, please visit www.TRKtesting.com.

About Loxo Oncology

Loxo Oncology is a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers. Our pipeline focuses on cancers that are uniquely dependent on single gene abnormalities, such that a single drug has the potential to treat the cancer with dramatic effect. We believe that the most selective, purpose-built medicines have the highest probability of maximally inhibiting the intended target, thereby delivering best-in-class disease control and safety. Our management team seeks out experienced industry partners, world-class scientific advisors and innovative clinical-regulatory approaches to deliver new cancer therapies to patients as quickly and efficiently as possible. For more information, please visit the company’s website at www.loxooncology.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding the timing and success of our clinical trials or regulatory approvals, the potential therapeutic benefits and economic value of our lead product candidate or other product candidates, and timing of future regulatory filings. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Contacts for Loxo Oncology, Inc.

Company:
Jacob S. Van Naarden
Chief Business Officer

jake@loxooncology.com

Investors:

Peter Rahmer
The Trout Group, LLC
646-378-2973
prahmer@troutgroup.com

Media:

Dan Budwick

1AB Media

973-271-6085

dan@1abmedia.com